SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) : December 18, 2019

Commission File No. 000-52622

Green Planet Bioengineering Co. Limited
(Exact name of registrant as specified in its charter)

Florida	37-1532842
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

20807 Biscayne Blvd. #203 Aventura, FL 33180
(Address of principal executive offices)

(786) 279-2900
(Issuer  telephone number)

(Former Name and Address)

ITEM 4.01 Change in Registrant's Certifying Accountant

Effective December 18, 2019 Shulman Lobel, LLP ("Shulman Lobel") resigned as the independent registered public accounting firm for Green Planet Bioengineering Co. Limited., a Delaware Corporation (the "Registrant") and Liggett and Webb P.A. ("Liggett and Webb") was engaged as the Registrant's independent registered public accounting firm. The decision to engage Liggett & Webb as the Company's independent registered public accounting firm was approved by the Board of Directors.

The reports on the Registrant's financial statements for each of the two fiscal years ended December 31, 2017 and 2018 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles other than qualifying that the financial statements have been prepared assuming that the Registrant will continue as a going concern and the Registrant's continued financial support from its parent to continue as a going concern.

In connection with the audit of the Registrant's financial statements for the fiscal years ended December 31, 2018 and 2017 and through December 18, 2019, there were no disagreements with Shulman Lobel on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Shulman Lobel would have caused the auditor to make reference to the matter in its reports.

The Registrant has provided Shulman Lobel with a copy of this current report on Form 8-K and has requested Shulman Lobel to furnish the Registrant with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the above statements and, if not, to state the respects in which it does not agree with such statements. Shulman Lobel's response letter, dated December 18, 2019, is filed as Exhibit 16.1 to this current report on Fonn 8-K.

During the two most recent fiscal years and in the subsequent interim period through December 18, 2019, the Registrant did not consult with Liggett and Webb regarding either the application of accounting principles to a specified transaction, either completed or contemplated, or the type of audit opinion that might be rendered on the Registrant's financial statements.

EXHIBITS:

EXHIBIT 16.1    Shulman Lobel, LLP, Response Letter

Signatures

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Green Planet Bioengineering Co. Limited

December 20, 2019	/s/ Jordan Weingarten
Jordan Weingarten
President and Director